Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-235535, 333-257282, 333-269703 and 333-277315), Form S-1 (No. 333-226395, 333-230919, 333-233759, 333-237638 and 333-238975) and on Form S-3 (No. 333-277319, 333-248748, 333-252561, 333-253179, 333-255005 and 333-256063) of Citius Pharmaceuticals, Inc. of our report dated December 27, 2024, relating to the consolidated financial statements of Citius Pharmaceuticals, Inc., appearing in the Annual Report on Form 10-K for the year ended September 30, 2024.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

December 27, 2024